UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2005

D. R. Horton, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

301 Commerce Street, Suite 500, Fort Worth, Texas		76102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	817-390-8200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective October 28, 2005, DHI Mortgage Company, Ltd. ( " DHI Mortgage " ), a subsidiary of D.R. Horton, Inc., entered into a sixth amendment (the " Sixth Amendment ") to the Amended and Restated Credit Agreement (the " Credit Facility ") with U.S. Bank National Association and the other lenders listed thereon. The Sixth Amendment was entered into for the purpose of extending by thirty three days a portion of the temporary capacity available under the Fifth Amendment. Under the Fifth Amendment, the capacity available under the Credit Facility was scheduled to decrease from $675 million to $450 million beginning on October 28, 2005 and then further decrease from $450 million to $300 million beginning on November 1, 2005. The Sixth Amendment provides that, beginning on October 28, 2005 through November 30, 2005, the capacity under the Credit Facility will remain at $450 million, which will be reduced to $300 million beginning on December 1, 2005 (subject to the availability of the $150 million accordion feature).

The Credit Facility is secured by certain mortgage loans held for sale and is not guaranteed by D.R. Horton, Inc. or any of the guarantors of the Senior and Senior Subordinated Notes of D.R. Horton, Inc. DHI Mortgage pays interest on the outstanding balance under the Credit Facility at a per annum rate equal to the average daily LIBOR rate plus an applicable margin. The Sixth Amendment will be filed as an exhibit to the Form 10-K of D.R. Horton, Inc. for the year ended September 30, 2005.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

All the information set forth above under Item 1.01 " Entry into a Material Definitive Agreement" is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D. R. Horton, Inc.

November 1, 2005	By:	/s/ Bill W. Wheat

Name: Bill W. Wheat
Title: Executive Vice President and Chief Financial Officer